Exhibit 1.2

THIRD AMENDMENT TO LOAN AGREEMENT

This Third Amendment to Loan Agreement (“Third Amendment”) is entered into as of January 13, 2023 (“Effective Date”) by and between SemiLEDs Corporation (“Borrower”), and Trung Doan (“Lender”) (the Borrower and the Lender are hereinafter collectively referred to as “Parties”, and individually a “Party”).

WHEREAS, the Parties have entered into that certain Loan Agreement as of January 8, 2019 (“Original Agreement”), and the Amendment to the Loan Agreement dated January 16, 2021 (“Amendment”); and the Second Amendment to the Loan Agreement dated January 14, 2022 (“Second Amendment”); the Maturity Date thereunder being January 15, 2022.

NOW, THEREFORE, the Parties desire to document the change of the amount of the loan facility, extend the Maturity Date and renew the Note as follows:

1.
In addition to the terms defined elsewhere in this Third Amendment, capitalized terms used in this Third Amendment shall have the same meanings ascribed to them in the Original Agreement.
2.
The Parties agree to amend Section 2.2 of the Original Loan Agreement from:

“2.2 Maturity of the Loan. The Borrower shall repay the Loan in full on the third anniversary of the Drawdown Date (the “Maturity Date”), unless the Loan is sooner accelerated pursuant to this Agreement or any other of the Loan Document.”

to:

“2.2 Maturity of the Loan. The Borrower shall repay the Loan in full on the fifth anniversary of the Drawdown Date (the “Maturity Date”), unless the Loan is sooner accelerated pursuant to this Agreement or any other of the Loan Document.”

The new Maturity Date of the Third Amended Loan is January 15, 2024.

3.
Unless otherwise expressly provided herein, all other terms and conditions in the Original Agreement shall remain in full force and effect.
4.
This Third Amendment shall be deemed as an integral part of the Original Agreement but shall take precedence if there is any discrepancy between this Third Amendment and the Original Agreement.
5.
This Third Amendment may be executed, including execution by email, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

The Parties hereto have caused this Third Amendment to be executed and delivered as of the date first written above.

SemiLEDs Corporation

By: /s/ Christopher Lee

Name: Christopher Lee

Title: Chief Financial Officer

Trung Doan

By: /s/ Trung Doan

Name: Trung Doan

Title: Chairman of the Board